Exhibit 99.6

CONSENT OF ROBERT TRAVERS

Golden Sun Education Group Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: September 30, 2020

/s/ Robert Travers
ROBERT TRAVERS